Registration Statement No. 333-152587

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

Post-Effective Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URANIUM ENERGY CORP.
(Exact name of registrant as specified in charter)
NEVADA (State or jurisdiction of incorporation or organization)	1090 (Primary Standard Industrial Classification Code Number)	98-0399476 (I.R.S. Employer Identification No.)
500 North Shoreline, Suite 800N, Corpus Christi, Texas, U.S.A. 78471 Telephone: (512) 828-6980
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
AMIR ADNANI Chief Executive Officer 500 North Shoreline, Suite 800N, Corpus Christi, Texas, U.S.A. 78471 Telephone: (512) 828-6980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment withdraws from registration the securities as described herein.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

DEREGISTRATION OF SECURITIES

We originally registered 12,475,375 shares (the "Registered Shares") of our common stock for resale by certain selling shareholders pursuant to a registration statement on Form S-1, as amended (the "Registration Statement") (File No. 333-152587), which was declared effective by the Securities and Exchange Commission on September 10, 2008. The Registered Shares consisted of:

  6,476,916 shares of our common stock issued on July 11, 2008 and July 18, 2008 pursuant to private placements (together, the "July 2008 Private Placements");

  3,238,459 shares of our common stock issuable upon the exercise of 3,238,459 common stock purchase warrants issued pursuant to the July 2008 Private Placements; and

  2,700,000 shares of our common stock issuable upon the exercise of 2,700,000 common stock purchase warrants issued pursuant to private placements completed on December 13, 2006, December 22, 2006 and January 3, 2007, and an aggregate of 60,000 shares of our common stock issuable upon exercise of 60,000 common stock purchase warrants issued as liquidated damages under the registration rights agreement relating to the private placement completed on December 22, 2006.

Pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, the selling shareholders named in the Registration Statement may no longer rely on the Prospectus contained in the Registration Statement to resell their shares because the audited financial statements are not sufficiently recent. As such, in accordance with an undertaking by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company that are registered, but unsold, under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on March 4, 2010.
URANIUM ENERGY CORP.
By:	"Amir Adnani"
Amir Adnani
President, Chief Executive Officer and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amir Adnani as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

"Amir Adnani"	President, Chief Executive Officer and Director	March 4, 2010
Amir Adnani

"Pat Obara"	Secretary, Treasurer and Chief Financial Officer	March 4, 2010
Pat Obara

"Alan P. Lindsay"	Chairman and a Director	March 4, 2010
Alan P. Lindsay

"Ivan Obolensky"	Director	March 4, 2010
Ivan Obolensky

"Mark Katsumata"	Director	March 4, 2010
Mark Katsumata